Hurco Acquires High Tech Italian Machine Tool Component Business

INDIANAPOLIS, July 1, 2013 (GLOBE NEWSWIRE) -- Hurco Companies, Inc. (Nasdaq:HURC), a leader in the development and manufacture of machine tools with integrated control technologies, announced today it has acquired the machine tool component business of LCM Srl, a designer and manufacturer of highly innovative high-end electro-mechanical components and accessories for machine tools.

Mr. Gregory Volovic, President of Hurco Companies, Inc., said, “This strategic acquisition of an innovative business such as LCM further supports our mission to develop advanced machine tool technologies to support our customers, who need increasingly sophisticated and versatile CNC machine tools to stay competitive and to grow profitability. LCM has been an important supplier of components for us as we developed and introduced our SRT line of 5-axis machining centers that employs LCM’s direct drive spindle, swivel head, and rotary torque table to achieve superior simultaneous 5-axis machining. This acquisition will prove vital to our targeted growth plan, which supports the financial strength of our company, ensures product development agility, and will foster an expansion of LCM’s line of high-quality value-added technologies.”

Based in Italy, LCM has been producing and selling mechanical and electro-mechanical components for machine tools since 1986. LCM’s team of technical experts has a wealth of knowledge in the design of direct drive electro-mechanical and torque technologies as well as quality control processes that ensure the reliability of their products while consistently meeting design specifications.

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, changes in operations due to acquisitions or loss of key personnel, and governmental actions and initiatives including import and export restrictions and tariffs.

About the Company

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, China and Italy, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America. Web Site: www.hurco.com

Contact:	John G. Oblazney

Vice President & Chief Financial Officer

317-293-5309